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                                                                    Exhibit 23.3

                        [Ferguson & Company Letterhead]



                              October 30, 1997



Board of Directors
Newport Federal Savings Bank
200 Olivia Drive
Newport, Arkansas  72112


Directors:

     We hereby consent to the use of our firm's name in the Form AC Application for Conversion of Newport Federal Savings Bank, Newport, Arkansas, and any amendments thereto, and in the Form SB-2 Registration Statement of North Arkansas Bancshares, Inc. and any amendments thereto. We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of North Arkansas Bancshares, Inc.


                                /s/ Robin L. Fussell
                                Robin L. Fussell
                                Principal